Exhibit 23.3
Consent of Independent Registered Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-4 No. 333- 176640) and related Prospectus of Merge Healthcare Incorporated for the registration of $52,000,000 of its 11.75% Senior Secured Notes due 2015 and to the incorporation by reference therein of our report dated March 25, 2009, with respect to the consolidated financial statements of Emageon Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Boca Raton, Florida
October 13, 2011